Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Air Methods Corporation:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333–163467) and Form S-8 (Nos. 33-24980, 33-46691, 33-55750, 33-65370, 33-75742, 333-108599, 333-138771, and 333-168633) of Air Methods Corporation of our reports dated March 10, 2011, with respect to the consolidated balance sheets of Air Methods Corporation as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010, and the related consolidated financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Air Methods Corporation.

/s/ KPMG LLP
Denver, Colorado
March 10, 2011